SECURITIES AND EXCHANGE COMMISSION



                             Washington, D.C.  20549



                                      FORM 8-K


                                   CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                                   March 31, 1997




                                   Mallinckrodt Inc.
               (Exact name of registrant as specified in its charter)




            New York                1-483            36-1263901
  (State or other jurisdiction   (Commission     (I.R.S. Employer
   of incorporation)              File Number)    Identification No.)



 7733 Forsyth Boulevard, St. Louis, MO                    63105-1820
(Address of principal executive offices)                  (ZIP Code)


Registrant's telephone number,                         (314) 854-5200
    including area code

Item 5.  Other Events
A press release was issued March 31, 1997. The relevant portion of the text of that release was follows:
(*) Indicates registered trademark.

MARKETING AUTHORIZATION APPLICATION ACCEPTED FOR ULTRASOUND IMAGING AGENT, FS069, IN THE EUROPEAN UNION

     ST. LOUIS, Mo., and San Diego, Calif., March 31, 1997 - Mallinckrodt Inc. (NYSE:MKG) and Molecular Biosystems, Inc. (NYSE:MB)
(MBI) today jointly announced that a Marketing Authorization Application (MAA) for MBI's second generation imaging agent, FS069, was formally accepted as filed by the European Medicines Evaluation Agency (EMEA).
     In late February, FS069 was submitted under the new centralized application procedures established by the European Union and known as the "fast track" review process. Under these new procedures, the MAA or "dossier" will be reviewed by the EMEA. When approved, FS069 may be marketed by Mallinckrodt in all countries of the European Union:
Austria, Germany, United Kingdom, France, Ireland, Italy, Spain, Portugal, Sweden, Finland, Denmark, Belgium, Luxembourg, the Netherlands and Greece.
     The MAA filed with the EMEA is for the use of FS069 with echocardiography (ultrasound imaging of the heart) for enhancing images in the assessment of cardiac function, which includes the visualization of endocardial borders and left ventricular opacification.
     The ability to visualize cardiac anatomy is important in the echocardiographer's diagnosis of regional and global wall motion abnormalities, which in turn may be a measure of the severity of coronary artery disease. Additionally, Doppler signal enhancement, which provides important information about blood flow in cardiac valves and vessels, was also included in the submission.
     "Mallinckrodt is eager to bring FS069 to the European marketplace," said James C. Carlile, president of Mallinckrodt's Medical Imaging Division. "European clearance will allow us to provide the benefits of FS069 to cardiovascular patients in all countries of the European Union."
     Kenneth J. Widder, M. D., Molecular Biosystems' chairman and chief executive officer, said, "We are delighted that the EMEA has accepted our filing for FS069. This news, in conjunction with the very positive outcome of our recent FDA panel meeting, brings our flagship product one step closer to worldwide commercialization. We believe that FS069 is a truly superior imaging agent and that it will become an important contributor to our growth in the future."
     MBI, based in San Diego, Calif., is a world leader in the development and manufacture of ultrasound contrast agents for medical imaging. MBI shares are listed on the New York Stock Exchange under the symbol "MB." ALBUNEX(*), the first FDA-cleared ultrasound imaging agent, is currently marketed in the United States by Mallinckrodt.
     Mallinckrodt is a dynamic, international growth company serving specialty markets in human healthcare and chemicals and is dedicated to improving healthcare and chemistry. Mallinckrodt is a major producer of analgesic pharmaceuticals, diagnostic imaging agents, medical devices, catalysts, and laboratory and microelectronic chemicals. The St. Louis-based company, with fiscal 1996 net sales of $2.2 billion, sells more than 2,000 products in more than 100 countries. Mallinckrodt employs about 10,400 people worldwide. The Mallinckrodt web site can be found at (www.mallinckrodt.com)
     This news release contains forward-looking statements that involve risks and uncertainties. The actual timing of the FDA or EMEA approval for FS069 cardiac function indication may differ materially from the companies' expectations. Among the factors that could result in a materially different outcome are the actions of regulatory authorities and the inherent uncertainties involved in the development of a new product.

                              # # #

Mallinckrodt Inc.



ROGER A. KELLER
Vice President, Secretary
 and General Counsel

DATE:  April 1, 1997